Exhibit 4.2

Execution Version

MAGELLAN MIDSTREAM PARTNERS, L.P.

as Issuer

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee

$650,000,000

5.00% SENIOR NOTES DUE 2026

SIXTH SUPPLEMENTAL INDENTURE

Dated as of February 29, 2016

i

SIXTH SUPPLEMENTAL INDENTURE dated as of February 29, 2016 (this “Sixth Supplemental Indenture”) between Magellan Midstream Partners, L.P., a Delaware limited partnership (the “Partnership” or the “Issuer”), and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer has previously entered into an Indenture, dated as of August 11, 2010 (the “Original Indenture”), with the Trustee;

WHEREAS, the Original Indenture, as amended and supplemented pursuant to this Sixth Supplemental Indenture, is herein called the “Indenture”;

WHEREAS, the Issuer proposes to create under the Indenture a new series of Debt Securities;

WHEREAS, additional Debt Securities of other series hereafter established, except as may be limited in the Original Indenture as at the time supplemented and modified, may be issued from time to time pursuant to the Original Indenture as at the time supplemented and modified by a supplemental indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Sixth Supplemental Indenture and to make it a valid and binding obligation of the Issuer have been done or performed;

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

ESTABLISHMENT OF NEW SERIES

Section 1.01 Establishment of New Series.

(a) There is hereby established a new series of Notes to be issued under the Indenture, to be designated as the Issuer’s 5.00% Senior Notes due 2026 (the “Notes”).

(b) There are to be authenticated and delivered $650,000,000 principal amount of Notes on the Issue Date, and from time to time thereafter there may be authenticated and delivered an unlimited principal amount of Additional Notes.

(c) The Notes shall be issued initially in the form of one or more Global Securities in substantially the form set out in Exhibit A hereto. The Depositary with respect to the Notes shall be The Depository Trust Company.

(d) Initially, there shall be no Subsidiary Guarantors. Each Note shall be dated the date of authentication thereof and shall bear interest as provided in paragraph number 1 of the form of Note in Exhibit A hereto.

(e) If and to the extent that the provisions of the Original Indenture are duplicative of, or in contradiction with, the provisions of this Sixth Supplemental Indenture, the provisions of this Sixth Supplemental Indenture shall govern.

ARTICLE II.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 2.01 Definitions. All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Original Indenture. The following are additional definitions used in this Sixth Supplemental Indenture:

“Additional Notes” has the meaning assigned to it in Section 3.02 hereof.

“Commodity Trading Obligations” with respect to any Person, means the obligations of such Person under (1) any commodity swap agreement, commodity future agreement, commodity option agreement, commodity cap agreement, commodity floor agreement, commodity collar agreement, commodity hedge agreement, and any put, call or other agreement or arrangement, or combination thereof, designed to protect such Person against fluctuations in commodity prices or (2) any commodity swap agreement, commodity future agreement, commodity option agreement, commodity hedge agreement, and any put, call or other agreement or arrangement, or combination thereof (including an agreement or arrangement to hedge foreign exchange risks) in respect of commodities entered into by the Partnership pursuant to asset optimization and risk management policies and procedures adopted in good faith by the Board of Directors.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets after deducting therefrom (1) all current liabilities (excluding (A) any current liabilities that by their terms are extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and (2) the amount (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of the Partnership and its consolidated subsidiaries for the Partnership’s most recently completed fiscal quarter, prepared in accordance with GAAP.

“Debt” means any obligation created or assumed by any Person for the repayment of money borrowed, any purchase money obligation created or assumed by such Person and any guarantee of the foregoing.

“Funded Debt” means all Debt maturing one year or more from the date of the creation thereof, all Debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

“Issue Date” means the date on which the Notes are initially issued.

“Lien” means, as to any Person, any mortgage, lien, pledge, security interest or other encumbrance in or on, or adverse interest or title of any vendor, lessor, lender or other secured party to or of such Person under conditional sale or other title retention agreement or capital lease with respect to, any property or asset of such Person.

“Notes” has the meaning assigned to it in Section 1.01(a) hereof.

“Permitted Hedging Obligations” of any Person shall mean (1) hedging obligations entered into in the ordinary course of business and in accordance with such Person’s established risk management policies that are designed to protect such Person against, among other things, fluctuations in interest rates or currency exchange rates and which in the case of agreements relating to interest rates shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby and (2) Commodity Trading Obligations.

“Permitted Liens” means (1) Liens upon rights-of-way for pipeline purposes; (2) any statutory or governmental Lien, mechanics’, materialmen’s, carriers’ or similar Lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined Lien which is incidental to construction; (3) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property or assets; (4) Liens for taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by the Partnership or any Restricted Subsidiary in good faith; (5) Liens arising under, or to secure performance of, leases, other than capital leases; (6) any Lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings; (7) any Lien upon property or assets acquired or sold by the Partnership or any Restricted Subsidiary resulting from the exercise of any rights arising out of defaults on receivables; (8) any Lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations; (9) any Lien in favor of the United States of America or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance or other payments pursuant to any contract or statute, or any Lien securing industrial development, pollution control or similar revenue bonds; (10) any easements, exceptions or reservations in any property or assets of the Partnership or any Restricted Subsidiary granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment, which are incidental to, and do not materially interfere with, the ordinary conduct of its business or the business of the Partnership and its Subsidiaries, taken as a whole; (11) Liens securing Permitted Hedging Obligations; or (12) Liens arising by reason of any judgment, decree or order of any court not giving rise to an Event of Default, so long as any such Lien is being contested in good faith, and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order have not been finally terminated or the period within which such proceedings may be initiated has not expired.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization or government or other agency or political subdivision thereof.

“Principal Property” means any pipeline, terminal or terminal facility property or asset owned or leased by the Partnership or any Subsidiary, including any related property or asset employed in the transportation (including vehicles that generate transportation revenues), distribution, terminalling, gathering, treating, processing, marketing or storage of crude oil or refined petroleum products, natural gas, natural gas liquids, fuel additives, petrochemicals or ammonia, except (1) any property or asset consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles (but excluding vehicles that generate transportation revenues as provided above), and (2) any such property or asset, plant or terminal which, in the opinion of the Board of Directors, is not material in relation to the activities of the Partnership and its Subsidiaries, taken as a whole.

“Ratings Affirmation” means, with respect to any particular action or proposed action, each of Standard & Poor’s Rating Services and Moody’s Investors Service, Inc. or, if either or both of such ratings agencies do not then rate the Notes, such other nationally recognized statistical rating organization (as defined in the rules and regulations of the SEC) then having issued long-term debt ratings for the Notes, affirms that such long-term debt ratings will not be lowered as a result of the taking of such action or proposed action.

“Restricted Subsidiary” means any Subsidiary of the Partnership that owns or leases, directly or indirectly through the ownership of or an ownership interest in another Subsidiary, any Principal Property.

“Sale-Leaseback Transaction” means the sale or transfer by the Partnership or any Restricted Subsidiary of any Principal Property to a Person (other than the Partnership or a Restricted Subsidiary) and the taking back by the Partnership or any Restricted Subsidiary, as the case may be, of a lease of such Principal Property.

“Subsidiary” means, with respect to any Person,

(1) any other Person of which more than 50% of the total voting power of capital interests (without regard to any contingency to vote in the election of directors, managers, trustees, or equivalent persons), at the time of such determination, is owned or controlled, directly or indirectly, by such Person or one or more of the Subsidiaries of such Person;

(2) in the case of a partnership, any Person of which more than 50% of the partners’ capital interests (considering all partners’ capital interests as a single class), at the time of such determination, is owned or controlled, directly or indirectly, by such Person or one or more of the Subsidiaries of such Person; or

(3) any other Person in which such Person or one or more of the Subsidiaries of such Person have the power to control, by contract or otherwise, the board of directors, managers, trustees or equivalent governing body of, or otherwise control, such other Person.

ARTICLE III.

THE NOTES

Section 3.01 Form. The Notes shall be issued in the form of one or more Global Securities, and the Notes and Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, the terms of which are incorporated in and made a part of this Sixth Supplemental Indenture, and the Issuer and the Trustee, by their execution and delivery of this Sixth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 3.02 Issuance of Additional Notes. The Issuer may, from time to time, issue in one or more series an unlimited amount of additional Notes (“Additional Notes”) under the Indenture, which shall be issued in the same form as the Notes issued on the Issue Date and which shall have the same terms as the Notes issued on the Issue Date (except for the issue date of such Additional Notes, the public offering price of such Additional Notes and, if applicable, the date for the first payment of interest following the issue date of such Additional Notes). The Notes issued on the Issue Date shall be limited in aggregate principal amount to $650,000,000. The Notes issued on the Issue Date and any Additional Notes subsequently issued shall be treated as a single series for purposes of giving of notices, consents, waivers, amendments and taking any other action permitted under the Indenture and for purposes of interest accrual (except as may be otherwise specified in connection with the issuance of such Additional Notes) and redemptions.

Section 3.03 Transfer of Notes. When Notes are presented to the Registrar with the request to register the transfer of such Notes or exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange in accordance with Article II of the Original Indenture.

Section 3.04 Restrictive Legend. Each security certificate evidencing the Global Securities shall bear a legend substantially in the form set forth in Section 2.15(a) of the Original Indenture.

ARTICLE IV.

REDEMPTION

Section 4.01 Optional Redemption.

(a) At any time prior to December 1, 2025 (the date that is three months prior to the Stated Maturity), at its option, the Issuer may choose to redeem all or any portion of the Notes, at once or from time to time, at a redemption price determined by the Issuer equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due if the Notes matured on December 1, 2025, but for the redemption (exclusive of interest accrued to such Redemption Date) discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in paragraph 5 of the form of Note attached as Exhibit A) plus 50 basis points, plus, in either case, accrued and unpaid interest, if any, to such Redemption Date.

(b) At any time on or after December 1, 2025 (the date that is three months prior to the Stated Maturity), at its option, the Issuer may choose to redeem all or any portion of the Notes, at once or from time to time, at a redemption price determined by the Issuer equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to such Redemption Date.

(c) Any redemption pursuant to this Section 4.01 shall be made pursuant to the provisions of Sections 3.01 through 3.03 of the Original Indenture. The actual redemption price, calculated as provided in this Section 4.01 and paragraph 5 of the form of Note in Exhibit A hereto, shall be certified in writing to the Issuer and the Trustee by the Independent Investment Banker (as defined in such paragraph 5) no later than two Business Days prior to each Redemption Date.

Section 4.02 Mandatory Redemption. The Issuer shall not be required to make mandatory redemption or sinking fund payments pursuant to Section 3.04 of the Original Indenture with respect to the Notes and shall have no obligation to repurchase any Notes at the option of the Holders.

ARTICLE V.

COVENANT SUPPLEMENTS AND AMENDMENTS

Section 5.01 Covenants of the Partnership. Article IV of the Original Indenture is hereby supplemented, but only in relation to the Notes, by the addition of the following new Sections at the end of Article IV:

“Section 4.08. Subsidiary Guarantees. If any Subsidiary of the Partnership that is not then a Subsidiary Guarantor becomes a guarantor or co-obligor of any Funded Debt of the Partnership, in either case after the Issue Date, then the Partnership shall cause such Subsidiary to promptly execute and deliver a supplemental Indenture, substantially in the form of Exhibit B to the Sixth Supplemental Indenture, providing for the Guarantee of the payment of the Notes pursuant to Article XIV hereof.

Section 4.09. Limitations on Liens. The Partnership will not, nor will it permit any Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property or upon any capital stock of any Restricted Subsidiary, whether owned or leased on the date of this Indenture or thereafter acquired, to secure any Debt of the Partnership or any other Person (other than the Debt Securities issued hereunder), without in any such case making effective provision whereby all of the Debt Securities Outstanding hereunder shall be secured equally and ratably with, or prior to, such Debt so long as such Debt shall be so secured. This restriction shall not apply to or prevent the creation or existence of:

(a) any Lien on any property or assets of the Partnership or any Restricted Subsidiary in existence on the Issue Date or created pursuant to an “after-acquired property” clause or similar term in existence on the Issue Date in any mortgage, pledge agreement, security agreement or other similar instrument applicable to the Partnership or any Restricted Subsidiary and in existence on the Issue Date;

(b) any Lien on any property or assets created at the time of acquisition of such property or assets by the Partnership or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or Debt incurred to finance such purchase price, whether such Debt was incurred prior to, at the time of or within one year of such acquisition;

(c) any Lien on any property or assets existing thereon at the time of the acquisition thereof by the Partnership or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by the Partnership or any Restricted Subsidiary), provided that such Lien only encumbers the property or assets so acquired;

(d) any Lien on any property or assets of a Person existing thereon at the time such Person becomes a Restricted Subsidiary by acquisition, merger or otherwise, provided that such Lien is not incurred in anticipation of such Person becoming a Restricted Subsidiary;

(e) any Lien on any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure Debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

(f) any Lien in favor of the Partnership or any Restricted Subsidiary;

(g) any Lien created or assumed by the Partnership or any Restricted Subsidiary in connection with the issuance of Debt the interest on which is excludable from gross income of the holder of such Debt pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by the Partnership or any Subsidiary;

(h) Permitted Liens;

(i) any Lien on any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof, attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a Lien upon such property or assets permitted by Clauses (a) through (h), inclusive, of this Section; or

(j) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements) of any Lien, in whole or in part, that is referred to in Clauses (a) through (i), inclusive, of this Section, or of any Debt secured thereby; provided, however, that the principal amount of Debt secured thereby shall not exceed the greater of (1) the principal amount of Debt so secured at the time of such extension, renewal, refinancing, refunding or replacement

(plus the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement) and (2) the maximum committed principal amount of Debt so secured at such time; provided further, however, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property or assets (including improvements, alterations and repairs on such property or assets) subject to the Lien so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property or assets).

Notwithstanding the foregoing provisions of this Section, the Partnership may, and may permit any Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property or capital stock of a Restricted Subsidiary to secure Debt of the Partnership or any other Person (other than the Debt Securities) that is not excepted by Clauses (a) through (j), inclusive, of this Section without securing the Debt Securities issued hereunder, provided that the aggregate principal amount of all Debt then outstanding secured by such Lien and all other Liens not excepted by Clauses (a) through (j), inclusive, of this Section, together with all net sale proceeds from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by Clauses (a) through (d), inclusive, of Section 4.10), does not exceed at any one time 15% of Consolidated Net Tangible Assets.

Section 4.10. Restriction of Sale-Leaseback Transaction. The Partnership will not, nor will it permit any Restricted Subsidiary to, engage in a Sale-Leaseback Transaction, unless:

(a) the Sale-Leaseback Transaction occurs within one year from the date of acquisition of the Principal Property subject thereto or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later;

(b) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

(c) the Partnership or such Restricted Subsidiary would be entitled under Section 4.09 to incur Debt secured by a Lien on the Principal Property subject to the Sale-Leaseback Transaction in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without equally and ratably securing the Debt Securities; or

(d) the Partnership or such Restricted Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (1) the prepayment, repayment, redemption or retirement of any unsubordinated Funded Debt of the Partnership or any Funded Debt of a Subsidiary of the Partnership, or (2) investment in another Principal Property.

Notwithstanding the foregoing provisions of this Section, the Partnership may, and may permit any Restricted Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by Clauses (a) through (d), inclusive, of this Section, provided that the net sale proceeds from such Sale-Leaseback Transaction, together with the aggregate principal amount of then outstanding Debt (other than the Debt Securities) secured by Liens upon Principal Properties not excepted by Clauses (a) through (j), inclusive, of Section 4.09, do not exceed at any one time 15% of Consolidated Net Tangible Assets.

Section 4.11. Compliance with and Modification of Organizational Documents. The Partnership shall comply with the terms and provisions of Sections 2.9, 7.9 and 12.9 of its Fifth Amended and Restated Agreement of Limited Partnership, dated as of September 28, 2009, as amended, and shall not amend, supplement or otherwise modify (pursuant to a waiver or otherwise) any of such Sections in a manner materially adverse to the interests of the Holders of the Notes unless the Partnership obtains a Ratings Affirmation in connection with any such amendment, supplement or modification or failure to comply.”

ARTICLE VI.

ADDITIONAL EVENT OF DEFAULTS

Section 6.01 Events of Default. With respect to the Notes only, the following additional Events of Default are hereby added to Section 6.01(h) of the Original Indenture:

“(h-1) default by the Partnership or any of its Subsidiaries in the payment at the Stated Maturity, after the expiration of any applicable grace period, of principal of, premium, if any, or interest on any Debt then outstanding having a principal amount in excess of the greater of $50.0 million or 5% of the Partnership’s total consolidated partners’ capital, or acceleration of any Debt having a principal amount in excess of such amount so that it becomes due and payable prior to its Stated Maturity and such acceleration is not rescinded within 60 days after the date on which written notice specifying such default shall have been given to the Partnership by the Trustee or to the Partnership and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes at the time Outstanding;

(h-2) a final judgment or order for the payment of money in excess of the greater of $50.0 million or 5% of the Partnership’s total consolidated partners’ capital (in each case, net of applicable insurance coverage) having been rendered against the Partnership or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 60 days; and

(h-3) the failure of the General Partner to comply with the terms and provisions of Sections 2.08 and 7.10(c) of its Third Amended and Restated Limited Liability Company Agreement, dated September 28, 2009, or the amendment, supplementation or other modification of (pursuant to a waiver or otherwise) either of such Sections in a manner materially adverse to the interests of the Holders of the Notes unless the Partnership obtains a Ratings Affirmation in connection with any such amendment, supplementation or modification or failure to comply.”

ARTICLE VII.

MODIFICATION OF INDENTURE

Section 7.01 Modification of Indenture with Consent of Holders of Debt Securities. The first paragraph of Section 9.02 of the Original Indenture is hereby amended and restated in its entirety, but only in relation to the Notes, as follows:

“Without notice to any Holder but with the consent (evidenced as provided in Section 8.01) of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such supplemental Indenture (including consents obtained in connection with a tender offer or exchange offer for any such series of Debt Securities), the Partnership and the Subsidiary Guarantors, when authorized by resolutions of the Board of Directors, and the Trustee may from time to time and at any time enter into an Indenture or Indentures supplemental hereto (which shall conform to the provisions of the TIA as in force at the date of execution thereof) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of any supplemental Indenture or of modifying in any manner the rights of the Holders of the Debt Securities of such series; provided, with respect to amending the Indenture as to matters that require the consent of the Holders of not less than a majority in aggregate principal amount of all Debt Securities of each series that would be affected by such amendment, the Notes and any Additional Notes shall vote together as a single class with any future series of the Partnership’s senior Debt Securities (unless otherwise provided in the prospectus relating to such future series of senior Debt Securities) and any other series of the Partnership’s senior Debt Securities then Outstanding which are entitled by their terms to vote on the amendment in question; provided further, that no such supplemental Indenture, without the consent of the Holders of each Debt Security so affected, shall: reduce the percentage in principal amount of Debt Securities of any series whose Holders must consent to an amendment; reduce the rate of or extend the time for payment of interest on any Debt Security; reduce the principal of or extend the Stated Maturity of any Debt Security; reduce any premium payable upon the redemption of any Debt Security or change the time at which any Debt Security may or shall be redeemed in accordance with Article III; make any Debt Security payable in currency other than the Dollar; impair the right of any Holder to receive payment of premium, if any, principal of and interest on such Holder’s Debt Securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Debt Securities; release any security that may have been granted in respect of the Debt Securities, other than in accordance with this Indenture; make any change in Section 6.06 or this Section 9.02; or, except as provided in Section 11.02(b) or Section 14.04, release the Subsidiary Guarantors other than as provided in this Indenture or modify the Guarantee in any manner adverse to the Holders.”

ARTICLE VIII.

MISCELLANEOUS

Section 8.01 Integral Part. This Sixth Supplemental Indenture constitutes an integral part of the Indenture.

Section 8.02 Adoption, Ratification and Confirmation. The Original Indenture, as supplemented and amended by this Sixth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 8.03 Counterparts. This Sixth Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original; and all such counterparts shall together constitute but one and the same instrument.

Section 8.04 Governing Law. THIS SIXTH SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 8.05 Trustee Makes No Representation. The Trustee makes no representations or warranties as to the validity, accuracy or sufficiency of this Sixth Supplemental Indenture.

[Signatures on following page]

SIGNATURES

ISSUER:

MAGELLAN MIDSTREAM PARTNERS, L.P.

By:	Magellan GP, LLC, its General Partner

	By:	/s/ Aaron L. Milford
Aaron L. Milford
Chief Financial Officer and Senior Vice President of Magellan GP, LLC

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ George Hogan
George Hogan
Vice President

Signature Page to Sixth Supplemental Indenture

EXHIBIT A

(Form of Face of Note)

No.

CUSIP 559080 AK2

$650,000,000

ISIN US559080AK20

MAGELLAN MIDSTREAM PARTNERS, L.P.

5.00% Senior Note due 2026

Magellan Midstream Partners, L.P., a Delaware limited partnership, promises to pay to                         , or registered assigns, the principal sum of                             Dollars [or such greater or lesser amount as may be endorsed on the Schedule attached hereto]1 on March 1, 2026.

Interest Payment Dates:	March 1 and September 1

Record Dates:	February 15 and August 15

MAGELLAN MIDSTREAM PARTNERS, L.P.

By:	Magellan GP, LLC, its General Partner

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Debt Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION,
As Trustee

By:
Authorized Signatory

Dated:

[1]	To be included only if the Note is issued in global form.

Exhibit A-1

(Form of Back of Note)

5.00% Senior Note due 2026

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE PARTNERSHIP OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN.]2

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Magellan Midstream Partners, L.P., a Delaware limited partnership (the “Partnership” or the “Issuer”), promises to pay interest on the principal amount of this Note at 5.00% per annum from February 29, 2016 until maturity. The Issuer shall pay interest semi-annually on March 1 and September 1 of each such year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance, February 29, 2016; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be September 1, 2016. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the same rate; and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.2

[2]	To be included only if Note is issued in global form.

Exhibit A-2

2. Method of Payment. The Issuer shall pay interest on the Notes (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the regular record date for such interest, February 15 or August 15, next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.17 of the Original Indenture with respect to Defaulted Interest, and the Issuer shall pay principal (and premium, if any) of the Notes upon surrender thereof to the Trustee or a paying agent on or after the Stated Maturity thereof. The Notes shall be payable as to principal, premium, if any, and interest at the office or agency of the Trustee maintained for such purpose in New York, New York (which initially is 100 Wall Street, Suite 1600, New York, New York 10005, Attn: Global Corporate Trust Services), or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their addresses set forth in the Debt Security Register, and provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, and interest and premium, if any, on, (a) each Global Security and (b) all other Notes aggregating at least $1,000,000 in principal amount the Holder of which shall have provided wire transfer instructions to the Issuer or the paying agent on or prior to the applicable record date. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, U.S. Bank National Association, the Trustee under the Indenture, shall act as paying agent and Registrar. The Issuer may change any paying agent or Registrar without notice to any Holder. The Partnership may act in any such capacity.

4. Indenture. The Issuer issued the Notes under an Indenture dated as of August 11, 2010 (the “Original Indenture”), as amended and supplemented by the Sixth Supplemental Indenture, dated as of February 29, 2016 (the “Sixth Supplemental Indenture,” and, together with the Original Indenture the “Indenture”) between the Issuer and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a complete statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are the obligation of the Issuer, initially issued in the aggregate principal amount of $650.0 million. The Issuer may issue an unlimited aggregate principal amount of Additional Notes under the Indenture. Any such Additional Notes that are actually issued shall be treated as issued and outstanding Notes (and as the same series with the same terms (except for the issue date of such Additional Notes, the public offering price of such Additional Notes and, if applicable, the date for the first payment of interest following the issue date of such Additional Notes) as the initial Notes for the purposes indicated in Section 3.02 of the Sixth Supplemental Indenture). Initially, the Notes are not guaranteed, but in the future they may be guaranteed by one or more Subsidiary Guarantors on the conditions and subject to the terms provided in Section 4.08 (which is set forth in Section 5.01 of the Sixth Supplemental Indenture) and Article XIV of the Original Indenture.

5. Optional Redemption. (a) At any time prior to December 1, 2025 (the date that is three months prior to the Stated Maturity), at its option, the Issuer may choose to redeem all or any portion of the Notes, at once or from time to time, at a redemption price determined by the

Exhibit A-3

Issuer equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due if the Notes matured on December 1, 2025, but for the redemption (exclusive of interest accrued to such Redemption Date), discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points, plus, in either case, accrued and unpaid interest, if any, to such Redemption Date.

(b) At any time on or after December 1, 2025 (the date that is three months prior to the Stated Maturity), at its option, the Issuer may choose to redeem all or any portion of the Notes, at once or from time to time, at a redemption price determined by the Issuer equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to such Redemption Date.

For purposes of determining the redemption price, the following definitions shall apply:

“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the Notes to be redeemed.

“Comparable Treasury Price” means, for any Redemption Date, (1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of all of the Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means Barclays Capital Inc., U.S. Bancorp Investments, Inc. or Wells Fargo Securities, LLC, or any of their respective successor firms, or if each such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with the Partnership.

“Primary Treasury Dealer” means a primary U.S. government securities dealer in New York City.

“Reference Treasury Dealer” means each of (1) Barclays Capital Inc. or any of its successors; (2) a Primary Treasury Dealer selected by U.S. Bancorp Investments, Inc. or any of its successors; (3) a Primary Treasury Dealer selected by Wells Fargo Securities, LLC or any of its successors; and (4) two other Primary Treasury Dealers (in each case, or its affiliates and successors) that the Issuer specifies from time to time, provided that if any of the Reference Treasury Dealers specifically named above resigns, its successor dealer shall be a Primary Treasury Dealer selected by the Trustee.

“Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such Redemption Date.

Exhibit A-4

“Treasury Rate” means, with respect to any Redemption Date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week in which the calculation date falls (or in the immediately preceding week if the calculation date falls on any day prior to the usual publication date for such release) or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date. Any weekly average yields calculated by interpolation or extrapolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward.

6. Mandatory Redemption. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase them at the option of the Holders.

7. Notice of Redemption. Notice of redemption shall be mailed by first class mail at least 30 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date interest shall cease to accrue on Notes or portions thereof called for redemption and with respect to which the redemption price has been paid.

8. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Issuer may require a Holder to pay any taxes or other governmental charges imposed in relation thereto.

9. Persons Deemed Owners. The registered Holder of a Note shall be treated as its owner for all purposes.

10. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture may be amended or supplemented with the consent of the Holders of not less than a majority in

Exhibit A-5

aggregate principal amount of the then Outstanding Notes, and any existing default or compliance with any provision of the Indenture relating to the Notes may be waived with the consent of the Holders of not less than a majority in aggregate principal amount of the then Outstanding Notes; provided, with respect to amending the Original Indenture as to matters that require the consent of the Holders of not less than a majority in aggregate principal amount of all Debt Securities of each series that would be affected by such amendment, the Notes and any Additional Notes shall vote together as a single class with any future series of the Partnership’s senior Debt Securities (unless otherwise provided in the prospectus relating to such future series of senior Debt Securities) and any other series of the Partnership’s senior Debt Securities then Outstanding which are entitled by their terms to vote on the amendment in question. Without the consent of any Holder of a Note, the Indenture may be amended or supplemented for any of the purposes set forth in Section 9.01 of the Indenture, including to provide for the assumption of the Issuer’s obligations to Holders of the Notes in case of a merger or consolidation of the Issuer or sale of all or substantially all of the Issuer’s assets, to add to the covenants of the Issuer or any Subsidiary Guarantor, to cure any ambiguity or omission or to correct any defect or inconsistency, to permit the qualification of the Indenture under the TIA, to add or release Subsidiary Guarantors pursuant to the terms of the Indenture, to make any change that does not adversely affect the rights under the Indenture of any Holder of the Notes, to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of Debt Securities in certain circumstances, to evidence or provide for the acceptance of appointment under the Indenture of a successor or separate Trustee or to establish the form or terms of any other series of Debt Securities.

11. Defaults and Remedies. Events of Default with respect to the Notes include: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of principal of or premium, if any, on the Notes when due at Stated Maturity, upon redemption or otherwise; (iii) failure by the Partnership or any Subsidiary Guarantor, if applicable, to comply for 60 days after notice with any of its other covenants or agreements in the Indenture relating to the Notes; (iv) certain events of bankruptcy, insolvency or reorganization with respect to the Issuer or, if and so long as the Notes are guaranteed by a Subsidiary Guarantor, such Subsidiary Guarantor; (v) any Guarantee ceasing to be in full force and effect or held in any judicial proceeding to be null and void, or any Subsidiary Guarantor denying or disaffirming its obligations under the Indenture or its Guarantee, if and so long as the Notes are guaranteed by a Subsidiary Guarantor; (vi) default by the Partnership or any of its Subsidiaries, if applicable, in the payment at the Stated Maturity, after the expiration of any applicable grace period, of principal of, premium, if any, or interest on any Debt then outstanding having a principal amount in excess of the greater of $50.0 million or 5% of the Issuer’s total consolidated partners’ capital, or acceleration of any Debt having a principal amount in excess of such amount so that it becomes due and payable prior to its Stated Maturity and such acceleration is not rescinded within 60 days after notice; (vii) a final judgment or order for the payment of money in excess of the greater of $50.0 million or 5% of the Issuer’s total consolidated partners’ capital (in each case, net of applicable insurance coverage) having been rendered against the Partnership or any Subsidiary and such judgment or order continues unsatisfied and unstayed for a period of 60 days and (viii) the failure of the General Partner to comply with certain separateness and bankruptcy related provisions of its limited liability company agreement or the amendment or modification of such provisions. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate

Exhibit A-6

principal amount of the then Outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all Outstanding Notes shall become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of not less than a majority in aggregate principal amount of the then Outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if the Trustee determines in good faith that withholding notice is in the Holders’ interests. The Holders of not less than a majority in aggregate principal amount of the Notes then Outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any past Default or Event of Default and its consequences under the Indenture except a Default or Event of Default in the payment of interest on, the principal of, or premium, if any, on, the Notes or an Event of Default relating to a provision of the Indenture that cannot be amended without the consent of each Holder affected thereby. The Partnership is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Partnership is required within 30 days after the occurrence of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default and certain additional information.

12. Trustee Dealings with Issuer. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not the Trustee.

13. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

14. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

15. CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and corresponding ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and corresponding ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Magellan Midstream Partners, L.P.

P.O. Box 22186

Tulsa, Oklahoma 74121-2186

Attention: General Counsel

Exhibit A-7

Assignment Form

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note).

Signature Guarantee:

(Signature must be guaranteed by a financial institution that is a member of the Securities Transfer Agent Medallion Program (“STAMP”), the Stock Exchange Medallion Program (“SEMP”), the New York Stock Exchange, Inc. Medallion Signature Program (“MSP”) or such other signature guarantee program as may be determined by the Registrar in addition to, or in substitution for, STAMP, SEMP or MSP, all in accordance with the Securities Exchange Act of 1934, as amended.)

Exhibit A-8

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE3

The original principal amount of this Global Note is $650,000,000. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

[3]	To be included only if the Note is issued in global form.

Exhibit A-9

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE

(Subsidiary Guarantees)

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                     , among Magellan Midstream Partners, L.P., a Delaware limited partnership (the “Partnership” or the “Issuer”),                                 (the “Subsidiary Guarantor”), a direct or indirect subsidiary of the Partnership, and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer has previously executed and delivered to the Trustee an indenture (the “Original Indenture”), dated as of August 11, 2010, as amended and supplemented by the Sixth Supplemental Indenture (the “Sixth Supplemental Indenture,” and, together with the Original Indenture, the “Indenture”) dated as of February 29, 2016, between the Issuer and the Trustee, providing for the issuance of the Issuer’s 5.00% Senior Notes due 2026 (the “Notes”);

WHEREAS, Section 4.08 of the Indenture provides that under certain circumstances the Partnership is required to cause the Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary Guarantor shall unconditionally guarantee all of the Issuer’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.01(g) of the Original Indenture, the Issuer, the Subsidiary Guarantor and the Trustee are authorized to execute and deliver this Supplemental Indenture;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Subsidiary Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Definitions.

(a) Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(b) For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The Subsidiary Guarantor hereby agrees, jointly and severally with any other Subsidiary Guarantors under the Indenture, to guarantee the Issuer’s obligations under the Notes and all other amounts due and payable under the Indenture on the

Exhibit B-1

terms and subject to the conditions set forth in Article XIV of the Original Indenture and to be bound by all other applicable provisions of the Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

3. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A NEW YORK CONTRACT, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4. Trustee Makes No Representation. The Trustee makes no representations or warranties as to the validity, accuracy or sufficiency of this Supplemental Indenture.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ISSUER:

MAGELLAN MIDSTREAM PARTNERS, L.P.

By:	Magellan GP, LLC, its General Partner

By:
Name:
Title:

[SUBSIDIARY GUARANTOR]

By:
Name:
Title:

Exhibit B-2

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Exhibit B-3